Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-165106 of PepsiCo, Inc. on Form S-8 of our report dated June 24, 2010 on the statement of net assets available for benefits as of December 31, 2009, appearing in this Annual Report on Form 11-K of PBG 401(k) Program for the year ended December 31, 2010.

/s/ J.H. Cohn LLP

Roseland, New Jersey
June 22, 2011